Exhibit 99.1
 News Release

Ashland reports preliminary financial results attributable to Ashland for second quarter of fiscal 2017
•	Earnings from continuing operations attributable to Ashland were $1.42 per diluted share, compared to earnings of $1.38 per diluted share in the year-ago period
•	Adjusted earnings from continuing operations attributable to Ashland totaled $1.71 per diluted share, compared to $1.83 in the year-ago period
•	Ashland Specialty Ingredients reported continued year-over-year growth in sales and volume; Ashland Performance Materials posted year-over-year sales and volume growth in Composites
•	Acquisition of Pharmachem expected to be completed by end of June; expected to be accretive to earnings per share in first year following close of transaction

COVINGTON, KY, April 25, 2017 – Ashland Global Holdings Inc. (NYSE: ASH), a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, and also the majority owner of Valvoline Inc. (NYSE: VVV), today announced preliminary(1) financial results for the second quarter of fiscal 2017.

Quarterly Highlights
(in millions except per-share amounts)	Quarter Ended Mar. 31,
	2017	2016
Operating income	$170	$147
Key items*	26	46
Adjusted operating income*	$196	$193
Income from continuing operations	$102	$87
Key items*	19	28
Adjusted income from continuing operations	$121	$115
Net income	$105	$87
Adjusted EBITDA*	$247	$274
Diluted earnings per share (EPS)
From net income attributable to Ashland	$1.47	$1.38

From continuing operations attributable to Ashland*	$1.42	$1.38
Key items*	0.29	0.45
Adjusted EPS from continuing operations*	$1.71	$1.83

Cash flows provided by operating activities from continuing operations	$50	$184
Free cash flow*	$(11)	$134

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations. Certain figures exclude Ashland’s non-controlling interest in Valvoline Inc.

“Ashland’s overall financial performance in the second quarter reflected progress in a number of key areas as we continue working toward our 2017 plan,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “Within Ashland Specialty Ingredients, the team delivered volume growth of 4 percent and sales growth of 3 percent, with good gains in consumer end markets. In addition, the team maintained good cost discipline and initiated several price increases which partially offset the negative impact from higher-than-expected raw material costs and foreign currency during the quarter. Within Ashland Performance Materials, Composites volume grew 5 percent, while Intermediates and Solvents (I&S) volume rose 21 percent amid continued price recovery in butanediol. Meanwhile, the Valvoline team reported good gains in lubricant gallons and sales.”

He continued: “We also see a number of exciting growth opportunities with our recently announced agreement to acquire Pharmachem Laboratories, a leading provider of quality ingredients to the global health and wellness industries and high-value differentiated products to fragrance and flavor houses. This acquisition will strengthen our specialty product portfolio, particularly in higher-margin end markets. It also enhances our position in fast-growing nutraceutical end markets, opens a new opportunity within fragrances and flavors, and strengthens Ashland’s food ingredient division by adding customized functional solutions. In combining Pharmachem and Ashland, we can leverage our extensive sales channels, technical service network and global applications labs to accelerate Pharmachem’s growth while also generating significant cash flow. We expect to complete this transaction by the end of June and look forward to welcoming Pharmachem’s talented employees to the Ashland team.”

Second Quarter Fiscal 2017 Results
For the quarter ended March 31, 2017, the company reported earnings from continuing operations of $102 million, which includes $13 million of earnings attributable to Ashland’s non-controlling interest in Valvoline Inc., on sales of more than $1.3 billion. These results included one key item – costs related to the Valvoline separation – that reduced income from continuing operations attributable to Ashland by approximately $19 million, net of tax, or $0.29 per diluted share. For the year-ago quarter, the company reported earnings from continuing operations of $87 million, or $1.38 per diluted share, on sales of more than $1.2 billion. There were three key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations attributable to Ashland by $28 million after tax, or $0.45 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.) For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters.

On an adjusted basis, Ashland’s income from continuing operations attributable to Ashland in the second quarter of fiscal 2017 was $1.71 per diluted share, versus $1.83 per diluted share for the year-ago quarter.

Consolidation of Valvoline Inc. Results
Ashland completed the initial public offering of Valvoline Inc. on September 28, 2016, and Valvoline’s results are consolidated into Ashland’s results for the second quarter of fiscal 2017. Valvoline’s net income attributable to Ashland’s non-controlling interest of $13 million, or $0.21 per year-ago diluted share, and adjusted EBITDA of $24 million are excluded from net income attributable to Ashland and from adjusted EBITDA for the quarter, respectively.

In a separate announcement, Ashland today said that its board of directors has approved the distribution of all its remaining interest in Valvoline to Ashland stockholders and has determined the approximate distribution ratio, record date and distribution date for the final separation. Please refer to Ashland’s news release dated April 25, 2017, for more information on the final separation and share distribution.

Beginning with the June quarter, nearly all of Valvoline’s results for all historical periods, including the June quarter, will be reclassified into Ashland discontinued operations.

Reportable Segment Performance
To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments, other than Valvoline, are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release. (For a more detailed review of the segment results, please refer to the Investor Relations section of ashland.com to review the slides and prepared remarks filed with the Securities and Exchange Commission in conjunction with this earnings release.) In addition, although Ashland provides forward-looking guidance for adjusted EBITDA, Ashland is not reaffirming or providing forward-looking guidance for U.S. GAAP-reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Ashland Specialty Ingredients (ASI) reported sales growth of 3 percent, to $544 million, and volume growth of 4 percent, driven by increased demand for Ashland’s value-added products sold into the Consumer Specialties and Industrial Specialties end markets. This volume growth was offset by higher raw material costs and the strengthening dollar, the combined impact from which exceeded Ashland’s original estimate for the second quarter. As a result, adjusted EBITDA of $127 million was flat with the prior-year period. Consumer Specialties sales and volumes each grew by 2 percent compared to the prior-year period. Within Consumer Specialties, the Personal Care team generated volume growth across all end markets. In pharma, sales of our leading excipients remained strong. Target mix optimization actions reduced overall pharma volumes, but margins improved. Meanwhile, Industrial Specialties drove solid gains across all end markets, delivering total year-over-year sales and volume growth of 3 percent and 5 percent, respectively.

Amid the larger-than-expected negative impact of raw material costs and currency that emerged in the second quarter, the ASI team is continuing to take action to offset these costs through cost discipline and commercial excellence initiatives such as value-based pricing. For the third quarter, ASI sales are expected to be in the range of $535-$565 million. Adjusted EBITDA in the third quarter is expected to be in the range of $123-$133 million, versus $128 million in the year-ago quarter. Ashland anticipates closing the Pharmachem acquisition in the June quarter. With the addition of Pharmachem’s related income, we now expect ASI’s adjusted EBITDA for fiscal 2017 to be in the range of $485-$500 million, despite the impact from raw material inflation and foreign currency. The outlook for ASI’s adjusted EBITDA excludes any Pharmachem-related earnings in the third quarter, but includes an estimated $10-$15 million from Pharmachem in the fourth quarter.

Ashland Performance Materials (APM) reported sales of $262 million for the second quarter, a 10 percent increase from prior year. Adjusted EBITDA was $23 million, consistent with the outlook provided at the beginning of the quarter as solid volume growth in Composites and I&S partially offset the impact of higher raw-material costs. The Composites team generated volume growth of 5 percent during the quarter, driven by solid demand from customers in North America and

China. Prices for key raw materials – namely styrene – continued to rise early in the quarter, and were exacerbated by a force majeure at a large styrene supplier in North America. This unexpected event led to higher-than-anticipated margin compression for the quarter. The commercial team was able to recover some of these costs via pass-through pricing and, as a result, Composites sales increased by 10 percent versus prior year. The I&S team grew volume by 21 percent and sales by 8 percent, as improved demand was offset by substantially lower selling prices. I&S earnings were well below the prior year as butanediol (BDO) pricing, though recovering, remains below a year ago. However, APM continues to see the impact of recent BDO price increases announced by Ashland and other global producers.

For the third quarter of fiscal 2017, APM expects sales to be in the range of $260-$280 million. Adjusted EBITDA is expected to be in the range of $27-$33 million, versus $30 million in the year-ago period, and reflects the impact of price increases offsetting raw material inflation. For fiscal 2017, APM is raising its outlook for adjusted EBITDA to a range of $100-$110 million, reflecting positive price and volume in both Composites and I&S.

Earlier this month, Ashland announced it has made a binding offer to acquire a composites resin manufacturing facility in Etain, France, from Reichhold Holdings International B.V. The facility manufactures unsaturated polyester resins (UPR) used in a variety of end markets, including transportation and construction. The transaction, which is expected to be completed by the end of June, is a unique opportunity to strengthen Ashland’s cost competitiveness and position in the European composites market at a highly attractive price, and with very compelling terms and conditions.

Valvoline continued to perform well in the second quarter, with good growth in lubricant gallons and sales. For more information on Valvoline’s results, please see Valvoline’s second-quarter earnings release dated April 25, 2017.

Ashland’s effective tax rate for the March 2017 quarter, after adjusting for key items, was 24 percent. This is below the company’s previous estimate of 28-29 percent due to discrete items and income mix. For the third quarter of fiscal 2017, Ashland expects an adjusted annual effective tax rate of 10-15 percent, reflecting Ashland’s global footprint and the separation of Valvoline.

Looking Ahead
“Today’s separate announcement that Ashland will be distributing all of its remaining interest in Valvoline to Ashland shareholders on May 12 represents the final step in our journey to create two great companies. With that final separation soon to be completed, we are focused on Ashland’s two core priorities for the year – positioning Ashland to deliver against our fiscal 2017 plan and pivoting to become the premier specialty chemicals company,” Wulfsohn said.

“Thus far this fiscal year, we have made great progress in multiple areas. Within ASI, we are driving sales and volume growth in the majority of our key end markets, including Personal Care, and we must build on that momentum in the second half of the year. Within APM, both the Composites and I&S teams have raised prices to help offset the expected impact of raw material inflation in the second half of fiscal 2017. Notably, we also have taken aggressive actions across the global organization to hold year-over-year SG&A constant through various cost-saving initiatives.”

He continued: “During the second quarter, ASI saw increasing raw material costs and the effects of a stronger dollar. For the second half of fiscal 2017, we expect the combined impact from these factors to be approximately $14 million versus the outlook we shared in late January. To partially offset this incremental expense, the team is working to implement price increases and further reduce costs.

“Ashland’s second core priority is to ‘pivot’ to becoming the leading premier specialty chemicals company, one that capitalizes on its highly differentiated portfolio of specialty ingredients, delivers top-quartile EBITDA margins and growth, and consistently drives strong cash conversion.  Clearly, the Pharmachem acquisition is consistent with this strategy. We are looking forward to sharing additional details on our financial targets and supporting action levers for all of Ashland during our investor day next week,” he said.

Ashland will host its Investor Day at the JW Marriott Essex House at 160 Central Park South in New York City on Monday, May 1, 2017. The presentations will begin at 8:30 am EDT and the conference will conclude by noon.

Conference Call Webcast
Ashland will host a live webcast of its second-quarter conference call with securities analysts at 9 a.m. EDT Wednesday, April 26, 2017. The webcast will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The free cash flow metric enables Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures from continuing operations, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
 Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives,

architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are 6,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Ashland also maintains a controlling interest in Valvoline Inc. (NYSE: VVV), a premium consumer-branded lubricant supplier. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements include statements relating to our expectation that the proposed acquisition of Pharmachem Laboratories, Inc. (Pharmachem) will be completed before the end of the June quarter and the expected completion of the final separation of Valvoline Inc. (“Valvoline”) through the distribution of Valvoline common stock. In addition, Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the expected completion of the final separation of Valvoline Inc., the strategic and competitive advantages of each company, and future opportunities for each company, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make, including the proposed acquisition of Pharmachem (including the possibility that Ashland may not complete the proposed acquisition of Pharmachem or Ashland may not realize the anticipated benefits from such transactions); and severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov.  Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q is filed with the SEC.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
 +1 (859) 815-3047
glrhodes@ashland.com

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2017	2016	2017	2016

Sales	$1,320	$1,247	$2,513	$2,410
Cost of sales	887	823	1,694	1,595
GROSS PROFIT	433	424	819	815
Selling, general and administrative expense	245	258	483	483
Research and development expense	24	25	47	49
Equity and other income	6	6	18	15
OPERATING INCOME	170	147	307	298
Net interest and other financing expense	38	43	170	85
Net loss on divestitures	-	(2)	(1)	-
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	132	102	136	213
Income tax expense	30	15	24	35
INCOME FROM CONTINUING OPERATIONS	102	87	112	178
Income (loss) from discontinued operations (net of taxes)	3	-	3	(2)
NET INCOME	105	87	115	176
Net income attributable to noncontrolling interest	13	-	24	-
NET INCOME ATTRIBUTABLE TO ASHLAND	$92	$87	$91	$176

DILUTED EARNINGS PER SHARE
Income from continuing operations attributable to Ashland	$1.42	$1.38	$1.41	$2.76
Income (loss) from discontinued operations	0.05	-	0.05	(0.03)
Net income attributable to Ashland	$1.47	$1.38	$1.46	$2.73

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	63	63	63	64

SALES
Specialty Ingredients	$544	$529	$1,026	$1,004
Performance Materials	262	239	484	470
Valvoline	514	479	1,003	936
	$1,320	$1,247	$2,513	$2,410

OPERATING INCOME (LOSS)
Specialty Ingredients	$74	$65	$114	$103
Performance Materials	10	20	18	43
Valvoline	106	105	205	197
Unallocated and other	(20)	(43)	(30)	(45)
	$170	$147	$307	$298

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	March 31	September 30
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$605	$1,188
Accounts receivable	972	894
Inventories	687	671
Other assets	113	113
Total current assets	2,377	2,866

Noncurrent assets
Property, plant and equipment
Cost	4,364	4,343
Accumulated depreciation	2,159	2,119
Net property, plant and equipment	2,205	2,224

Goodwill	2,413	2,401
Intangibles	1,017	1,064
Restricted investments	298	292
Asbestos insurance receivable	193	196
Equity and other unconsolidated investments	61	57
Deferred income taxes	199	177
Other assets	423	420
Total noncurrent assets	6,809	6,831

Total assets	$9,186	$9,697

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$95	$170
Current portion of long-term debt	16	19
Trade and other payables	520	541
Accrued expenses and other liabilities	406	486
Total current liabilities	1,037	1,216

Noncurrent liabilities
Long-term debt	2,812	3,055
Employee benefit obligations	1,017	1,080
Asbestos litigation reserve	663	686
Deferred income taxes	69	69
Other liabilities	445	426
Total noncurrent liabilities	5,006	5,316

Total equity	3,143	3,165

Total liabilities and equity	$9,186	$9,697

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2017	2016	2017	2016
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$105	$87	$115	$176
Loss (income) from discontinued operations (net of taxes)	(3)	-	(3)	2
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	76	85	153	168
Original issue discount and debt issuance cost amortization	4	3	98	6
Deferred income taxes	(1)	(1)	1	1
Equity income from affiliates	(3)	(4)	(7)	(8)
Distributions from equity affiliates	3	4	4	9
Stock based compensation expense	5	8	12	17
Gain on early retirement of debt	-	-	(3)	-
Gain on available-for-sale securities	(4)	(2)	(7)	(4)
Net loss on divestitures	-	2	1	-
Pension contributions	(11)	(11)	(14)	(15)
Loss (gain) on pension and other postretirement plan remeasurements	-	23	(10)	23
Change in operating assets and liabilities (a)	(121)	(10)	(278)	(125)
Total cash provided by operating activities from continuing operations	50	184	62	250

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(61)	(50)	(104)	(103)
Proceeds from disposal of property, plant and equipment	-	1	1	3
Purchase of operations - net of cash acquired	(48)	(63)	(48)	(66)
Proceeds (uses) from sale of operations or equity investments	(1)	15	(1)	12
Net purchase of funds restricted for specific transactions	-	-	(2)	-
Reimbursements from restricted investments	12	16	12	23
Purchases of available-for-sale securities	(19)	(4)	(19)	(4)
Proceeds from sales of available-for-sale securities	19	4	19	4
Proceeds from the settlement of derivative instruments	-	-	4	7
Payments from the settlement of derivative instruments	(2)	-	(3)	-
Total cash used by investing activities from continuing operations	(100)	(81)	(141)	(124)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Repayment of long-term debt	(19)	(22)	(337)	(36)
Premium on long-term debt repayment	-	-	(5)	-
Proceeds (repayment) from short-term debt	3	49	(75)	368
Repurchase of common stock	-	-	-	(500)
Debt issuance costs	-	-	(4)	-
Cash dividends paid	(24)	(24)	(48)	(48)
Distributions to noncontrolling interest	(2)	-	(4)	-
Excess tax benefits related to share-based payments	2	(1)	(2)	(1)
Total cash provided (used) by financing activities from continuing operations	(40)	2	(475)	(217)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	(90)	105	(554)	(91)
Cash used by discontinued operations
Operating cash flows	(9)	(8)	(21)	(19)
Investing cash flows	-	-	-	-
Effect of currency exchange rate changes on cash and
cash equivalents	-	-	(8)	(11)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(99)	97	(583)	(121)
Cash and cash equivalents - beginning of period	704	1,039	1,188	1,257
CASH AND CASH EQUIVALENTS - END OF PERIOD	$605	$1,136	$605	$1,136

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$53	$62	$107	$123
Performance Materials	13	13	26	26
Valvoline	9	10	18	19
Unallocated and other	1	-	2	-
	$76	$85	$153	$168
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$32	$34	$58	$76
Performance Materials	7	5	12	9
Valvoline	19	9	27	14
Unallocated and other	3	2	7	4
	$61	$50	$104	$103

(a) Excludes changes resulting from operations acquired or sold.

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2017	2016	2017	2016
SPECIALTY INGREDIENTS
Sales per shipping day	$8.5	$8.3	$8.2	$8.0
Metric tons sold (thousands)	80.7	77.3	153.3	146.0
Gross profit as a percent of sales (a)	34.8%	34.6%	33.5%	33.8%
PERFORMANCE MATERIALS
Sales per shipping day	$4.1	$3.7	$3.9	$3.7
Metric tons sold (thousands)	127.9	116.3	238.5	222.5
Gross profit as a percent of sales (a)	14.7%	20.6%	15.0%	21.3%
VALVOLINE
Lubricant sales (gallons)	44.9	43.7	88.1	84.2
Premium lubricants (percent of U.S. branded volumes)	49.5%	44.6%	48.4%	43.9%
Gross profit as a percent of sales (a)	38.5%	40.0%	38.2%	39.2%

(a) Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Global Holdings Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended March 31, 2017
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Separation costs	$-	$-	$-	$(26)	$(26)
All other operating income	74	10	106	6	196
Operating income (loss)	74	10	106	(20)	(170)

NET INTEREST AND OTHER FINANCING EXPENSE				38	38

INCOME TAX EXPENSE (BENEFIT)
Key items				(7)	(7)
All other income tax expense				37	37
				30	30
INCOME (LOSS) FROM CONTINUING OPERATIONS	$74	$10	$106	$(88)	$102

	Three Months Ended March 31, 2016
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and separation costs	$(2)	$-	$-	$(16)	$(18)
Losses on pension and other postretirement plan remeasurements	-	-	-	(23)	(23)
Legal reserve	-	-	-	(5)	(5)
All other operating income	67	20	105	1	193
Operating income (loss)	65	20	105	(43)	147

NET INTEREST AND OTHER FINANCING EXPENSE				43	43

NET LOSS ON DIVESTITURES				(2)	(2)

INCOME TAX EXPENSE (BENEFIT)
Key items				(18)	(18)
All other income tax expense				33	33
				15	15
INCOME (LOSS) FROM CONTINUING OPERATIONS	$65	$20	$105	$(103)	$87

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
Free cash flow (a)	2017	2016	2017	2016
Total cash flows provided by operating activities
from continuing operations	$50	$184	$62	$250
Adjustments:
Additions to property, plant and equipment	(61)	(50)	(104)	(103)
Free cash flows	$(11)	$134	$(42)	$147

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	March 31
Adjusted EBITDA - Ashland Global Holdings Inc.	2017	2016
Net income	$105	$87
Income tax expense	30	15
Net interest and other financing expense	38	43
Depreciation and amortization (a)	75	83
EBITDA	248	228
Income from discontinued operations (net of taxes)	(3)	-
Net income attributable to noncontrolling interest	(13)	-
Adjusted EBITDA adjustments attributable to noncontrolling interest (b)	(11)	-
Operating key items (see Table 5)	26	46
Adjusted EBITDA	$247	$274

Adjusted EBITDA - Specialty Ingredients
Operating income	$74	$65
Add:
Depreciation and amortization (a)	53	60
Key items (see Table 5)	-	2
Adjusted EBITDA	$127	$127

Adjusted EBITDA - Performance Materials
Operating income	$10	$20
Add:
Depreciation and amortization	13	13
Key items (see Table 5)	-	-
Adjusted EBITDA	$23	$33

Adjusted EBITDA - Valvoline
Operating income	$106	$105
Add:
Depreciation and amortization	9	10
Key items (see Table 5)	-	-
Adjusted EBITDA	$115	$115

(a)
Depreciation and amortization excludes accelerated depreciation of $1 million for Unallocated and other and $2 million for Specialty Ingredients for the three months ended March 31, 2017 and 2016, respectively, which are included as key items within this table.

(b)
Includes certain items attributable to the approximately 17% noncontrolling interest in Valvoline Inc. such as income tax expense, net interest and other financing expense, depreciation and amortization and separation costs.